Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

BUFFALO VALLEY MANAGEMENT SERVICES, INC.

1. The name of the corporation is: Buffalo Valley Management Services, Inc.

2. The address of its registered office in the State of Delaware is: 300 Delaware Avenue, Ninth Floor, DE-5403, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is: Griffin Corporate Services, Inc.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware;

In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business or purposes of the corporation.

4. The total number of shares of stock which the corporation shall have authority to issue is: Three Thousand (3,000) and the par value of each of such shares is: One Dollar ($1.00).

5. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Richard J. Hansberry	c/o Barley, Snyder, Senft & Cohen, LLC 126 East King Street Lancaster, PA 17601-2893

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 08:57 AM 02/06/2003

030078817 – 3622563

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the sole incorporator named herein, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of February, 2003.

/s/ Richard J. Hansberry
Richard J. Hansberry